Exhibit 10.12
FIRST AMENDMENT TO OFFICE LEASE
    THIS FIRST AMENDMENT TO OFFICE LEASE (this “Amendment”) is entered into effective as of January 27, 2021 (the “Amendment Date”) by and between Cloud Real Estate Holdings, LLC, a North Carolina limited liability company (“Landlord”), and nCino, Inc., a Delaware corporation (“Tenant”), upon the terms and conditions hereinafter set forth.
Recitals
A.Landlord and Tenant entered into that certain Office Lease dated effective November 29, 2020 (the “Existing Building Lease”) for certain premises located at 6770 Parker Farm Drive, Wilmington, North Carolina (as more particularly described therein, the “Premises”). For the purposes of this Amendment, the term “Lease” shall mean the Existing Building Lease as modified by this Amendment.
B.The Existing Building Lease became effective and the Commencement Date occurred upon Landlord’s acquisition of the Property on December 18, 2020.
C.As a result of Tenant’s exercise of the Parking Deck Option under Section 33.03 of the Existing Building Lease, Landlord and Tenant have agreed to amend the Existing Building Lease on the terms and conditions set forth in this Amendment.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Design, Approval and Construction of Parking Deck. The “Work Letter” attached hereto as Exhibit A is incorporated herein by reference.
2.Definitions. Capitalized terms used by not defined in this Amendment have the meanings given in the Lease. Capitalized terms used but not otherwise defined in this Amendment or the Lease have the meanings given in the Work Letter, including without limitation the terms “Parking Deck” and “Parking Deck Completion Date.”
3.Parking.
a.The Parking Deck shall neither constitute a part of the Premises nor Common Area; instead the Parking Deck shall be constructed by Landlord in accordance with the Work Letter and, in consideration of Tenant’s payment of Rent under the Lease, as modified by the Parking Deck Rent Adjustment as described herein, Tenant shall be entitled to exclusive use of the Parking Deck except as expressly provided otherwise herein.
b.From and after the Parking Deck Completion Date, the Parking Deck shall be generally be deemed a part of the “Building” for the purposes of construing Lease provisions, including without limitation those relating to maintenance, repairs, replacements, alterations, improvements, compliance, surrender, restoration, holdover, casualty, insurance, hazardous materials and signage, but expressly, references in the Lease to the term “the Building” (and similar usages) are hereby made in accordance with Exhibit C attached hereto and made a part hereof.
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c.Furthermore, effective as of the Parking Deck Completion Date, Article 29 of the Existing Building Lease captioned “Parking” is hereby amended and restated as follows:
Tenant shall have the right of non-exclusive use, in common with others, of Tenant’s Parking Share of the outdoor ground level automobile parking areas on the Property. Tenant shall have the right of exclusive use of the Parking Deck except only as provided in the next two (2) grammatical paragraphs. Vehicles may only be parked in paved, striped parking spaces and any vehicle parked in any other location on the Property may be towed, at the expense of the vehicle owner, without notice. All parking spaces associated with the Premises are intended for use by passenger vehicles, except for intermittent deliveries by commercial vehicles, for which parking spaces also shall be used. Notwithstanding anything to the contrary stated above, Landlord reserves (a) the right to reasonably designate specific uncovered parking spaces and up to two (2) spaces within the Parking Deck for Landlord’s performance of its obligations under the Lease, commercial loading space, and for property management services to the Property and (b) the right to use of the parking facilities other than the Parking Deck for construction parking as reasonably necessary or required by applicable law in connection with construction of the Parking Deck, of the building contemplated by the New Building Lease, and of Landlord Development. For the purposes of this Article 29, the term “Tenant’s Parking Share” means the quotient, expressed as a percentage, of (x) the rentable square footage of the Premises divided by (y) the sum of (i) the rentable square footage of the Building and (ii) to the extent applicable, the rentable square footage of the building(s) constructed pursuant to the New Building Lease or in connection with Landlord Development. Initially, Tenant’s Parking Share is 100%. Notwithstanding the foregoing, Tenant shall not be entitled to use of the Parking Deck prior to the Parking Deck Completion Date.
If the New Building Lease is executed, this Lease shall be amended to provide that the Parking Deck may be used by Tenant pursuant to this Lease and pursuant to the New Building Lease and to the extent any third party leases a portion of the New Building, such third party shall have the right to use of the Parking Deck. In such event, the parties shall reduce the Parking Deck Rent Adjustment under this Lease and allocate such portion of the Parking Deck Rent Adjustment to the New Building Lease.
If there shall be a reduction to (i) the Premises or (ii) following execution of the New Building Lease, the premises subject to the New Building Lease, then in each such case, (A) the amount of parking spaces in the Parking Deck that are exclusive to Tenant shall be reduced proportionate to the reduction in the applicable premises, at a rate of 4 spaces per 1,000 rentable square feet in the reduced area (and a corresponding number of parking cards or entry fobs shall be given by Tenant to the applicable landlord for use by itself or by a tenant of such building other than Tenant), and (B) Tenant will be entitled to reserve, and to mark with appropriate signage or paint, up to ten (10) surface parking spaces, including one (1) handicap space, adjacent to whatever building(s) is(are) subject to the reduction in premises.
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4.Basic Rent. Effective upon the Parking Deck Completion Date, the applicable rate of Basic Rent per rentable square foot of the Premises shall be increased by the result of the following formula: (Parking Deck Project Costs x 7.30%)/89,975 rentable square feet (the “Parking Deck Rent Adjustment”). Although the Parking Deck Rent Adjustment is expected to occur prior to escalation of Basic Rent on January 1, 2022, the parties agree that the January 1, 2022 escalation shall not apply to the Parking Deck Rent Adjustment (but shall apply to the balance of Basic Rent), but then, Basic Rent, inclusive of the Parking Deck Rent Adjustment, shall escalate by 2.25% on January 1, 2023 and thereafter on January 1 of each year during the Term.
a.For the purposes of this Section 4, the term “Parking Deck Project Costs” means all documented out-of-pocket hard and soft costs incurred by Landlord (including without limitation any amounts reimbursed to Tenant or its agents for expenses incurred by Tenant or such Tenant agents) to design, approve and construct the Parking Deck Project, which shall be shared on an “open book” basis with Tenant throughout the Parking Deck Project. Parking Deck Project Costs shall include but are not necessarily limited to those hard and soft costs listed on Exhibit B attached hereto and incorporated herein by reference, and increases in Parking Deck Project Costs not provided for in or accommodated by the Approved Budget shall be subject to the terms of Exhibit A.
b.Tenant shall have the right, at its sole cost and expense, to review Landlord’s records related to the calculation of Parking Deck Project Costs within thirty (30) days after receipt of Landlord’s written notice computing Parking Deck Project Costs and the Parking Deck Rent Adjustment. If Tenant provides Landlord with written notice of what Tenant believes are errors in Landlord’s calculation of Parking Deck Project Costs or the Parking Deck Rent Adjustment during such thirty (30) day period, the parties shall meet within fourteen (14) days of such objection (the “Reconciliation Period”) by Tenant to reasonably reconcile the calculation of Parking Deck Project Costs and the Parking Deck Rent Adjustment to their mutual satisfaction. If the parties are unable to resolve the discrepancy in the calculation of Parking Deck Project Costs or the Parking Deck Rent Adjustment within the Reconciliation Period, Tenant shall have the right to refer the matter to a mutually acceptable independent certified public accountant with at least five (5) years of experience performing commercial real estate audits (the “Arbiter”), who shall work in good faith with Landlord and Tenant to resolve the discrepancy in the calculation of Parking Deck Project Costs and/or the Parking Deck Rent Adjustment and who shall not be compensated on a contingency basis; provided if Tenant shall not notify Landlord of Tenant’s intent to engage the Arbiter (the “Arbiter Notice”) within five (5) business days following the end of the Reconciliation Period, Landlord’s calculation of Parking Deck Project Costs and the Parking Deck Rent Adjustment, as adjusted by any agreements reached in writing between the parties during the Reconciliation Period, shall be deemed final and accepted by Tenant. Tenant shall deliver to the Arbiter Landlord’s notice of its calculation of the Parking Deck Project Costs and the Parking Deck Rent Adjustment and the Commencement Date, together with the reasonable supporting documentation of the costs associated with such Parking Deck Project Costs and the Parking Deck Rent Adjustment provided by Landlord, and the Arbiter shall deliver its calculation of Parking Deck Project Costs and the Parking Deck Rent Adjustment to Landlord and Tenant within twenty-one (21) days of its selection. The fees and costs of any such Arbiter shall be borne by Tenant. The decision of the Arbiter with respect to the calculation of Parking Deck Project Costs and the Parking Deck Rent Adjustment shall be final and binding in all respects. Within thirty (30) days after resolution of the discrepancy in the calculation of Parking Deck Project Costs and the Parking Deck Rent Adjustment, whether by agreement of the parties or a final decision of an Arbiter, Landlord shall pay or credit to Tenant, or Tenant shall pay to
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Landlord, as the case may be, all unpaid or overpaid amounts of Parking Deck Project Costs and the Parking Deck Rent Adjustment that shall be owing.
5.Confirmation. Once the Parking Deck Completion Date and the Parking Deck Rent Adjustment are determined, and subject to review by the Arbiter if elected by Tenant pursuant to Section 4(c) above, Landlord and Tenant agree to execute a statement in the form reasonably provided by Landlord confirming the Parking Deck Completion Date, the Parking Deck Rent Adjustment, the revised schedule of Basic Rent (including the Parking Deck Rent Adjustment), and reasonably related factual matters regarding Lease within ten (10) days after either party’s request. The parties’ failure to execute a statement as required by this paragraph will not affect the validity or determination of the Parking Deck Completion Date or the Parking Deck Rent Adjustment.
6.Amendments.
a.Section 32.08 of the Lease is hereby amended by adding the following sentences thereto: “Notwithstanding the preceding terms of this Section, Landlord acknowledges and approves disclosure of the Lease by Tenant while Tenant is a “publicly traded” company subject to the reporting requirements of Section 14 of the Securities Exchange Act of 1934 (as amended), but only to the extent that (and only to the parties to whom) disclosure is required under such Act.”
b.Landlord and Tenant hereby agree that the definition of Documented Development Fees and Costs set forth in Exhibit E to the Lease is amended by replacing the words “Parking Deck” set forth therein with the following words “the amendment to this Lease concerning the Parking Deck, as provided in Section 33.03(A).”
7.Brokerage. Tenant represents and warrants that it has not had dealings with any real estate broker, finder or other person, with respect to this Lease in any manner other than Trask Land Company, Inc. and Cameron Management Inc, as Landlord’s brokers, and Jones Lang LaSalle, as Tenant’s broker (collectively, the “Brokers”). Landlord shall pay such compensation as may be due to Brokers in accordance with, and subject to the terms and conditions of, a separate written agreement, but this paragraph creates no rights in favor of, and is not enforceable by, the Brokers. Tenant shall indemnify and hold Landlord harmless from any and all damages resulting from any claims that may be asserted against Landlord by any broker, finder or other person (including, without limitation, any substitute or replacement broker claiming to have been engaged by Tenant) other than the Brokers, claiming to have dealt with Tenant in connection with the negotiation and/or execution of this Amendment. The provisions of this paragraph shall survive the expiration or termination of this Lease.
8.Authority. Each of Landlord and Tenant represents and warrants to the other that the individual executing this Amendment on such party’s behalf is authorized to do so.
9.Miscellaneous. The recitals to this Amendment are incorporated into the body of this Amendment by reference. Except as modified by this Amendment, all of Landlord's and Tenant's other rights, obligations and covenants with respect to the Existing Building Lease shall remain in full force and effect with respect to the Lease. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one document. To facilitate execution of this Amendment, the parties hereto may execute and exchange, by telephone facsimile or electronic mail PDF, counterparts of the signature pages. Signature pages may be detached from the counterparts and attached to a single copy of this Amendment to physically form one document. In the event any term or provision of this Amendment is determined by appropriate judicial authority to
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be illegal or otherwise invalid, such provision shall be given its nearest legal meaning or be construed or deleted as such authority determines, and the remainder of this Amendment shall remain in full force and effect.
[The remainder of this page is intentionally left blank.]

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    IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the Amendment Date.

TENANT:
nCino, Inc.
a Delaware corporation
By:     /s/ Pierre Naudé
Name:    Pierre Naudé
Title:    CEO

LANDLORD:
Cloud Real Estate Holdings, LLC
a North Carolina limited liability company
By:     /s/ Raiford Trask
Name:    Raiford Trask
Title:    Manager and Member
First Amendment to Office Lease        Signature Page

Exhibit A
Work Letter
THIS WORK LETTER (this “Work Letter”) is attached to and made a part of the foregoing First Amendment to Office Lease (the “Amendment”) between Cloud Real Estate Holdings, LLC (“Landlord”) and nCino, Inc. (“Tenant”).
1.Definitions. Any capitalized terms that are used but not defined in this Work Letter have the meanings given in the Amendment. The definitions set forth below will apply to this Work Letter.
a.“Applicable Law” means applicable laws, regulations, rules, ordinances, codes, permits, restrictive covenants and architectural controls, including but not limited to those set forth in the Master Declaration.
b.“Architect” means LS3P Architecture PLLC, a North Carolina professional limited liability company.
c.“Engineer” means Norris & Tunstall Consulting Engineers, P.C., a North Carolina professional corporation.
d.“Force Majeure Delay” means, for the purposes of this Work Letter only, a delay in the design, approval or construction of the Parking Deck Project resulting from caused by severe weather conditions (i.e., weather conditions that are materially worse than those that reasonably would be anticipated at the applicable time based on historic meteorological records), hurricane, tropical storm, strikes, lock-outs, fire, casualty, acts of war or civil commotion, epidemic affecting New Hanover County, NC, national pandemic, emergency proclamation, or adverse orders of a governmental authority, or for any other reason beyond Landlord’s control. Landlord will advise Tenant as soon as reasonably practicable of a Force Majeure Delay, and the parties shall exercise reasonable efforts to mitigate the effects of a Force Majeure Delay.
e.“General Contractor” means, for the purposes of this Work Letter only, Thomas Construction Group, LLC, a North Carolina limited liability company.
f.“Parking Deck” means that certain parking deck containing approximately 642 spaces to be constructed on the Property in accordance with the terms and conditions of this Work Letter, in accordance with the Approved Construction Drawings, as such term is defined herein.
g.“Parking Deck Project” means construction of the Parking Deck, together with related landscaping and other improvements to the Property required for the construction and operation of the Parking Deck substantially in accordance with the Required Approvals (hereinafter defined) and Applicable Law.
h.“Tenant Delay” means, for the purposes of this Work Letter only, a delay in the design, approval or construction of the Parking Deck Project resulting from (i) changes requested by Tenant to plans, drawings, budgets or other matters previously approved by Tenant in writing (including by email from the Tenant Representative), (ii) Tenant’s selection of equipment, materials or other matters that have long lead times after having been informed by Landlord that such selection will result in delay, (iii) postponement of any work at Tenant’s request, (iv) Tenant’s failure to respond or provide approval or information within the timeframes set forth in this Work Letter (excluding any reminder periods) or, if no time frame is specified herein,
First Amendment to Office Lease        Exhibit A, Page 1

within a reasonable time after Landlord’s request, (v) any default by Tenant under this Work Letter or the Lease, (vi) Tenant or its representatives’ failure to participate in any reasonably scheduled meeting regarding the substance matter of this Work Letter that Tenant or such representatives agreed to attend or unreasonably refused to attend, or (vii) other acts or omissions of Tenant or Tenant’s agents that cause a delay in the design, approval or construction of the Parking Deck Project.
i.“TRC” means the Technical Review Committee of the City of Wilmington.
2.Preliminary Plans. Landlord and Tenant have approved the current draft preliminary plans for the Parking Deck Project prepared by the Engineer, copies of which are attached hereto as Schedule 1 (excluding the portions thereof that are specific to the new building, the “Draft Preliminary Plans”). The Draft Preliminary Plans shall be submitted to the TRC for review and approval. Landlord will promptly advise Tenant of any changes to the Draft Preliminary Plans required by the TRC. The term “Approved Preliminary Plans” shall mean the final version of the Draft Preliminary Plans approved by the TRC, including revisions required by the TRC.
3.Construction Drawings. Once the Approved Preliminary Plans have been determined, Landlord shall cause the Architect, Engineer and Contractor, as applicable, to prepare construction drawings for the Parking Deck Project in accordance with the Approved Preliminary Plans and the requirements of Applicable Law (“Draft Construction Drawings”). Landlord will provide Tenant with Draft Construction Drawings and Tenant shall have seven (7) business days to review the same and approve them or notify Landlord in writing of any good faith and reasonable objections thereto (“Drawing Objections”); provided, however, that Tenant’s Drawing Objections shall not include matters that conform to the Approved Preliminary Plans. If Tenant fails to approve or notify Landlord of its Drawing Objections within such seven (7) business day period, Landlord may so notify Tenant, in which case Tenant shall be deemed to have approved the Draft Construction Drawings unless Tenant provides Landlords with its approval or Drawing Objections within three (3) business days after Landlord’s reminder notice. Landlord and Tenant shall work together in good faith to resolve any Drawing Objections that are timely raised by Tenant in accordance with this paragraph and, if they are unable to do so within five (5) business days after Landlord’s receipt of the Drawing Objections, Landlord shall cause the Draft Construction Drawings to be revised as nearly as possible to conform to the Approved Preliminary Plans and the requirements of Applicable Law. The term “Approved Construction Drawings” means the final version of the Draft Construction Drawings mutually approved by Landlord and Tenant in accordance with this paragraph or, if they are unable to so agree, the final version of the Construction Drawings resulting from the revisions required by the immediately preceding sentence, together with such revisions as may be required as a condition to the Required Approvals.
4.Budget. As soon as reasonably practicable, Landlord will provide Tenant with a budget for the cost to design and construct the Parking Deck Project, which budget will include, without limitation, any design costs that have been incurred by Tenant and reimbursed by Landlord in accordance with a separate written agreement, hard and soft costs, anticipated carrying costs and reasonable contingencies and any other anticipated Parking Deck Project Costs (the “Proposed Budget”). Landlord will provide Tenant with the Proposed Budget and Tenant shall have seven (7) business days to review and approve it or to notify Landlord in writing of any good faith and reasonable objections thereto (“Budget Objections”). If Tenant fails to approve the Proposed Budget or notify Landlord of its Budget Objections within such seven (7) business day period, Landlord may so notify Tenant, in which case Tenant shall be deemed to have approved the Proposed Budget unless Tenant provides Landlord with its approval or Budget Objections within three (3) days after Landlord’s reminder notice. Landlord and Tenant shall work together in good faith to resolve any Budget Objections that are timely raised by
First Amendment to Office Lease        Exhibit A, Page 2

Tenant in accordance with this paragraph. The term “Approved Budget” means the final version of the Preliminary Budget mutually approved in writing by Landlord and Tenant in accordance with this paragraph.
5.Approvals. Not later than promptly after the Approved Construction Drawings and Approved Budget have been determined, Landlord shall begin applying for all necessary permits, licenses and approvals for the construction of the Parking Deck Project in accordance with he Approved Construction Drawings, including without limitation architectural approvals required under the Master Declaration (“Required Approvals”). Landlord represents to Tenant that (i) the architectural review committee established pursuant to the Master Declaration approved Landlord’s application for the Parking Deck Project on January 5, 2021, and (ii) based upon the latest update of the Parking Deck Project construction schedule, as of the Amendment Date, the Required Approvals are estimated to be obtained on or about March 10, 2021. Landlord will diligently pursue the Required Approvals and keep Tenant reasonably informed as to the status of its pursuit of the Required Approvals. Tenant agrees to cooperate with Landlord in connection with the Landlord’s pursuit of the Required Approvals, including responding promptly to requests from Landlord for information, clarification and Tenant input relating to the Required Approvals.
6.Changes. The term “Minor Changes” means changes to the Approved Construction Drawings or Approved Budget that (a) are necessary or appropriate in the reasonable judgment of Landlord, the Architect or the General Contractor, (b) do not adversely impact the structure of the Parking Deck, and (c) do not exceed the applicable line item in the Approved Budget (including applicable contingencies) by more than $25,000 in a single instance, or by $150,000 in the aggregate. Landlord shall notify Tenant of any Minor Changes in advance, if practical, and promptly if advance notice is not practical, and such notice shall state the anticipated effect on the Approved Budget as a result of all Minor Changes made to the date of such notice. Landlord agrees not to make any changes to the Approved Construction Drawings or the Approved Budget other than Minor Changes, without Tenant’s prior written consent as to such change and any increase in the Parking Deck Project Costs associated therewith that are not provided for in or accommodated by the Approved Budget, which consent shall not be unreasonably withheld, conditioned or delayed. If Tenant fails to respond to a request to approve any change, other than a Minor Change, to the Approved Construction Drawings or Approved Budget proposed by Landlord within such five (5) business days after Landlord’s request (which request shall be accompanied by reasonable supporting documentation detailing the proposed change), Tenant shall conclusively be deemed to have approved the proposed change. If Tenant shall notify Landlord of its objection to a change, other than a Minor Change, to the Approved Construction Drawings or Approved Budget proposed by Landlord within such five (5) business day period, Landlord and Tenant shall reasonably share records and estimates, rebid the change at issue (if mutually agreed), and cooperate to resolve any such differences as soon as reasonably possible.
7.Construction. Promptly after issuance of the Required Approvals, Landlord shall cause the General Contractor to commence and thereafter diligently pursue to completion of construction of the Parking Deck Project in a good and workmanlike manner, in compliance with the Required Approvals and Applicable Law, and substantially in accordance with the Approved Construction Drawings.
a.Substantial Completion. The term “Parking Deck Completion Date” means the date on which the Parking Deck Project has been substantially completed except for Punchlist Items (as defined below) and will be deemed to have occurred upon earliest to occur of (i) a final inspection by the applicable governmental authorities authorizing the use and occupancy of the Parking Deck, or (ii) issuance of a certificate of occupancy or local equivalent for the Parking Deck. Notwithstanding the foregoing, the Parking Deck Completion Date shall be deemed
First Amendment to Office Lease        Exhibit A, Page 3

accelerated by one day for each day of delay in substantial completion of the Parking Deck Project resulting from Tenant Delay.
b.Schedule. The target date for substantial completion of the Parking Deck Project is the two hundred and fourth (204th) day after the date Landlord obtains all Required Approvals (subject to day for day extension due to Force Majeure Delay, the “Target Completion Date”). If the Parking Deck Completion Date does not occur on or before the thirtieth (30th) day after the Target Completion Date (subject to day for day extension due to Force Majeure Delay, the “Outside Completion Date”), Tenant’s sole remedy shall be to receive a credit against Basic Rent coming due under the Lease equal to one day of the portion of Basic Rent attributable to the Parking Deck Rent Adjustment per day from the Outside Completion Date until the Parking Deck Completion Date.
c.Temporary Parking. To the extent and during such times that construction of the Parking Deck Project reduces the number of usable parking spaces at the Property below the number of parking spaces then required by Tenant for its employees and visitors who are actually on-site (the “Parking Space Minimum”), then Landlord will provide (A) temporary parking for nCino at (x) Renaissance within Westfall Research Park, (y) Autumn Hall, and/or (z) that portion of New Hanover County tax parcel number R05100-003-083-000, as shown on the site plan attached hereto as Schedule 2, which fronts on the eastern margin of Military Cut Off Road between Howe Creek, to the south, and Lucia Point Subdivision, to the north, and (B) reasonable shuttle service to and from the Property and any such off-site parking (collectively, “Off-Site Parking”). Tenant shall notify Landlord in writing if Tenant desires for Landlord to commence providing Off-Site Parking, in which case Landlord will promptly provide its good faith and reasonable estimate of the Off-Site Parking Costs, as defined herein. Landlord’s obligation to commence providing Off-Site Parking will not commence until thirty (30) days after Tenant gives its written approval of Landlord’s estimate the Off-Site Parking Costs, subject to any Force Majeure Delay. Landlord will be responsible, without reimbursement, for rental or license fees it incurs to procure the off-site parking required by this paragraph, but other reasonable out-of-pocket costs and expenses incurred in connection with such off-site parking will be included in Expenses, including without limitation the cost of shuttle service and costs incurred for improvements, alterations or signage as reasonably required at the off-site parking location(s) (the “Off-Site Parking Costs”).
8.Punch-List. Landlord will advise Tenant upon substantial completion of the Parking Deck Project. Within five (5) business days thereafter, the Landlord Representative and the Tenant Representative shall conduct a walk-through of the Parking Deck Project and identify any defects, necessary touch-up work, repairs and minor completion items that are necessary for final completion of the Parking Deck Project (the “Punchlist Items”). Neither the Landlord Representative nor the Tenant Representative shall unreasonably withhold agreement on Punchlist Items. Landlord shall cause the General Contractor to promptly and diligently complete Punchlist Items as soon as reasonably practicable.
9.Designation of Representatives. Tenant has appointed Katie Smith (whether one or more, each the “Tenant Representative”) for the purposes of coordinating with Landlord in connection with this Work Letter. Each Tenant Representative, acting alone, has been duly authorized to give notices, approvals and make decisions for Tenant regarding the subject matter of this Work Letter. Landlord shall be entitled to rely on any approval or instruction provided by any Tenant Representative as having been duly authorized and approved by Tenant, without duty of further inquiry or investigation on the part of Landlord. Landlord has appointed Raiford Trask (whether one or more, each the “Landlord Representative”) for the purposes of coordinating with Tenant in connection with this Work Letter. Each
First Amendment to Office Lease        Exhibit A, Page 4

Landlord Representative, acting alone, has been duly authorized to give notices, approvals and make decisions for Landlord regarding the subject matter of this Work Letter. Tenant shall be entitled to rely on any approval or instruction provided by any Landlord Representative as having been duly authorized and approved by Landlord, without duty of further inquiry or investigation on the part of Tenant.

First Amendment to Office Lease        Exhibit A, Page 5

Schedule 1 to Work Letter
Draft Preliminary Plans for the Parking Deck Project

See attached (25 additional pages)
First Amendment to Office Lease        Exhibit A, Page 6

Schedule 2 to Work Letter
Site Plan for Tax Parcel R05100-003-083-000

N
W
E
S

SITE DATA TABLE

BUILDING SQ FT PER FLOOR	10,500
TOTAL BUILDING SQ FT	21,000
PARKING REQUIRED	70
PARKING PROVIDED	70

GRAPHIC SCALE

PRELIMINARY - NOT FOR CONSTRUCTION

SEPI

sepiinc.com

Know what's below. Call before you dig.

PRELIMINARY NOT FOR CONSTRUCTION

TRASK OFFICE BUILDING

TRASK LAND CO.
1051 MILITARY CUTOFF ROAD
SUITE 210
WILMINGTON, NC 28405

PRELIMINARY SKETCH

C-1.0

First Amendment to Office Lease        Exhibit A, Page 7

Exhibit B
Parking Deck Project Costs

Hard Costs
Parking Deck Structure
Site Work, including utilities and infrastructure per the Approved Construction Drawings
Generator Costs
Landscaping and Irrigation
GC Fee and General Conditions
GC Contingency

Soft Costs
Architect
Engineering – Structural
Engineering – Civil
Land Planning
Signage
Testing & Inspections
Quality Assurance
Traffic Study
Survey
Geotechnical
Permit and Tap Fees
Appraisal
Environmental Studies
Legal
Loan Fee
Closing Costs
Insurance - Builder's Risk
Insurance - General Liability
Taxes
Developer Contingency (7.5% of the Approved Budget, but excluding any Developer Contingency not actually expendedf
Leasing Commission - JLL Existing Building (4% based on 15 years of Basic Rent and assumed Expenses of $7.50 per RSF)
Leasing Commission – Trask/Cameron Existing Building (2% based on 10 years of Basic Rent and assumed Expenses of $7.50 per RSF)
Leasing Commission - JLL Parking Deck (4% based on 15 years for the Parking Deck Rent Adjustment and assumed Expenses of $7.50 per RSF)
Leasing Commission - Trask/Cameron Parking Deck (2% based on 10 years for the Parking Deck Rent adjustment and assumed Expenses of $7.50 per RSF)
Development Fee (3.75% of hard and soft costs)
Construction Interest Carry (not to exceed 3.3% per annum)
Payment and Performance Bonds (0.75% of hard costs)

First Amendment to Office Lease        Exhibit B, Page 1

Exhibit C
Amendments Pertaining to Usage of the term Building
1.The following references in the Lease set forth in the articles or sections cited below in the following table, are hereby amended as detailed in this table.

Articles/Sections	Previous Reference	Amended Reference
2.02 5.01 – “Real Estate Taxes” 17.05 Exhibit B-1 “Manager or Property Manager”	the Building	the Building and the Parking Deck
5.01 – “Expenses”	the Building(,) and/or the Property	the Building, the Parking Deck, and/or the Property
8.01 10.01(A) 30.01 Exhibit B, except items 10, 12 and 21	the Building	the Building or the Parking Deck
10.01(B) 12.01	the Building, or the Property	the Building, the Parking Deck, or the Property
10.02	of the Building	of the Building and the Parking Deck
10.02 15.01 15.02 15.04 17.05	the Premises or (the) Building -or- the Building or the Premises	the Premises, the Building, or the Parking Deck
15.01	the Building	the Building or the Parking Deck, as applicable,
15.01 15.02	the Building and/or the Premises	the Parking Deck, the Building and/or the Premises
15.01 “Force Majeure Delay”	the Building or other improvements on the Property	the Building, the Parking Deck, or other improvements on the Property
15.01 “Tenant Delay”	the Building or other improvements on the Property	the Building or other improvements on the Property, excluding the Parking Deck
Exhibit B	the Building and/or the Land	the Building, the Parking Deck, and/or the Land
Exhibit B, item 12	the Building or its systems	the Building or its systems or the Parking Deck or its systems

2.For the avoidance of doubt, no amendments are hereby made to references to the Building in Article 1, the definition of Proportionate Share in Section 5.01, Section 5.02, Section 6.02, Section 8.02, Section 9.05, Section 9.10, Section 13.04, Section 14.01, Section 14.04, Article 22, Article 29 (otherwise amended herein), Section 31.01, Section 32.08, Section 32.11, Exhibit A-1, Exhibit B-1 (except as specifically noted above), Exhibit E, or Exhibit F.
3.In addition, the following amendments are hereby made:
a.the third sentence of Section 16.03 is hereby modified as shown in bold underline as follows: If, as a result of any taking, a part of the Building or the Parking Deck is rendered permanently or temporarily unusable, the Rent shall be reduced by a fair and
First Amendment to Office Lease        Exhibit C, Page 1

reasonable amount, not to exceed the proportion by which the portion of the Premises or the Parking Deck taken or made unusable bears to the entirety of the Premises or the Parking Deck, as applicable; provided, however, that any adjustment to Rent pursuant to this sentence attributable to a taking of Parking Deck shall be limited to the Parking Deck Rent Adjustment.
b.the references in Exhibit B-1 to the Lease to “Parking Garage” are hereby replaced with “Parking Deck”.
c.Item 9 of Exhibit B-2 is modified hereby as shown in bold underline as follows: provide trash removal from any receptacles in the Parking Deck and from the Building dumpster/compactor at a designated location and, if requested by Tenant, collection and removal of paper and aluminum cans for recycling.”
d.Exhibit C to the Lease is hereby deleted and replaced in its entirety with the Exhibit attached hereto as Exhibit C-1 and incorporated herein.
First Amendment to Office Lease        Exhibit C, Page 2

EXHIBIT C-1

Rules and Regulations
The following rules and regulations shall apply, where applicable, to the Premises, the Building, the parking facilities (if any), the Property and the appurtenances. In the event of a conflict between the following rules and regulations and the remainder of the terms of the Lease, the remainder of the terms of the Lease shall control. Capitalized terms have the same meaning as defined in the Lease.
1.Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress and egress to and from the Premises. No rubbish, litter, trash, or material shall be placed, emptied, or thrown in those areas. At no time shall Tenant permit Tenant’s employees to loiter in the Property’s common areas or elsewhere about the Building or in the Parking Deck.
2.Plumbing fixtures and appliances shall be used only for the purposes for which designed and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed in the fixtures or appliances. Damage resulting to fixtures or appliances by Tenant, its agents, employees or invitees shall be paid for by Tenant and Landlord shall not be responsible for the damage.
3.No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Building or the Parking Deck, except those of such color, size, style and in such places as are first approved in writing by Landlord. All tenant identification and suite numbers at the entrance to the Premises shall be installed by Landlord, at Tenant’s cost and expense, using the standard graphics for the Building. Except in connection with the hanging of lightweight pictures and wall decorations, no nails, hooks or screws shall be inserted into any part of the Premises or Building except by the Building maintenance personnel without Landlord’s prior approval, which approval shall not be unreasonably withheld.
4.If there are multiple tenants in the Building, Landlord may provide and maintain in the first floor (main lobby) of the Building an alphabetical directory board or other directory device listing tenants and no other directory shall be permitted unless previously consented to by Landlord in writing.
5.Tenant shall not place any lock(s) on any door in the Premises or Building without Landlord’s prior written consent, which consent shall not be unreasonably withheld, and Landlord shall have the right at all times to retain and use keys or other access codes or devices to all locks within and into the Premises. A reasonable number of keys to the locks on the entry doors in the Premises shall be furnished by Landlord to Tenant at Tenant’s cost and Tenant shall not make any duplicate keys. All keys shall be returned to Landlord at the expiration or early termination of the Lease.
6.All contractors, contractor’s representatives and installation technicians performing work in the Building shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, and shall be required to comply with Landlord’s standard rules, regulations, policies and procedures, which may be revised from time to time.
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7.Landlord shall have the right to approve the weight, size, or location of heavy equipment or articles in and about the Premises, which approval shall not be unreasonably withheld. Damage to the Building or the Parking Deck by the installation, maintenance, operation, existence or removal of Tenant’s Property shall be repaired at Tenant’s sole expense.
8.Tenant shall not (1) make or permit any improper, objectionable or unpleasant noises or odors in the Building or the Parking Deck, or otherwise interfere in any way with other tenants or persons having business with them; (2) solicit business or distribute or cause to be distributed, in any portion of the Building or the Parking Deck, handbills, promotional materials or other advertising; or (3) conduct or permit other activities in the Building or the Parking Deck that might, in Landlord’s sole opinion, constitute a nuisance.
9.No inflammable, explosive or dangerous fluids or substances shall be used or kept by Tenant in the Premises, Building, the Parking Deck, or otherwise about the Property, except for those substances as are typically found in similar premises used for general office purposes and are being used by Tenant in a safe manner and in accordance with all applicable laws. Tenant shall not, without Landlord’s prior written consent, use, store, install, spill, remove, release or dispose of, within or about the Premises or any other portion of the Property, any asbestos-containing materials or any solid, liquid or gaseous material now or subsequently considered toxic or hazardous under the provisions of 42 U.S.C. Section 9601 et seq. or any other applicable Environmental Laws which may now or later be in effect. Tenant shall comply with all applicable laws pertaining to and governing the use of these materials by Tenant and shall remain solely liable for the costs of abatement and removal.
10.Tenant shall not use or occupy the Premises in any manner or for any purpose which might injure the reputation or impair the present or future value of the Premises or the Building, Parking Deck or Property. Tenant shall not use, or permit any part of the Premises to be used for lodging, sleeping or for any illegal purpose.
11.Tenant shall not take any action which would violate Landlord’s labor contracts or which would cause a work stoppage, picketing, labor disruption or dispute or interfere with Landlord’s or any other tenant’s or occupant’s business or with the rights and privileges of any person lawfully in the Building or the Parking Deck (“Labor Disruption”). Tenant shall take the actions necessary to resolve the Labor Disruption, and shall have pickets removed and, at the request of Landlord, immediately terminate any work in the Premises that gave rise to the Labor Disruption, until Landlord gives its written consent for the work to resume. Tenant shall have no claim for damages against Landlord or any of the Landlord Related Parties nor shall the Commencement Date of the Term be extended as a result of the above actions.
12.Tenant shall not install, operate or maintain in the Premises or in any other area of the Building or the Parking Deck, electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as determined solely by Landlord, Tenant shall not furnish cooling or heating to the Premises, including, without limitation, the use of electric or gas heating devices, without Landlord’s prior written consent. Tenant shall not use more than its proportionate share of telephone lines and other telecommunication facilities available to service the Building.
13.Bicycles and other vehicles are not permitted inside the Building or on the walkways outside the Building or inside the Parking Deck, except in areas designated by Landlord.
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14.Landlord may from time to time adopt reasonable systems and procedures for the security and safety of the Building, the Parking Deck and otherwise with respect to the Property, its occupants, entry, use and contents. Tenant, its agents, employees, contractors, guests and invitees shall comply with Landlord’s systems and procedures.
15.Landlord shall have the right to prohibit the use of the name of the Building or any other publicity by Tenant that in Landlord’s sole opinion may impair the reputation of the Building or its desirability. Upon written notice from Landlord, Tenant shall refrain from and discontinue such publicity immediately.
16.Neither Tenant nor its agents, employees, contractors, guests or invitees shall smoke or permit smoking in the Property’s common areas, unless a portion of such common areas have been declared a designated smoking area by Landlord, nor shall the above parties allow smoke from the Premises to emanate into such common areas or any other part of the Building. Landlord shall have the right to designate the Building (including the Premises) and the Parking Deck as ~~a~~ non-smoking ~~building~~.
17.Landlord shall have the right to designate and approve standard window coverings for the Premises and to establish rules to assure that the Building presents a uniform exterior appearance. Tenant shall ensure, to the extent reasonably practicable, that window coverings are closed on windows in the Premises while they are exposed to the direct rays of the sun.
18.Deliveries to and from the Premises shall be made only at the times in the areas and through the entrances and exits reasonably designated by Landlord. Tenant shall not make deliveries to or from the Premises in a manner that might interfere with the use by any other tenant of its premises or of the Property’s common areas, any pedestrian use, or any use which is inconsistent with good business practice.
Landlord reserves the right at any time to rescind, alter or waive any rule or regulation at any time prescribed for the Building, common areas of the Property, and/or Parking Deck and to impose additional rules and regulations when, in its reasonable judgment, it deems it necessary, desirable or proper for its best interests and for the best interests of the tenants, and no alteration or waiver of any rule or regulation in favor of one tenant shall operate as an alteration or waiver in favor of any other tenant. Landlord shall not be responsible to any tenant for the non-observance or violation by any other tenant, however resulting, of any of the rules or regulations at any time prescribed for the Building, common areas of the Property, and/or Parking Deck.
First Amendment to Office Lease        Exhibit C-1, Page 3